CONSULTING GROUP CAPITAL MARKETS FUNDS

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, effective as of the 12th day of March, 2014, between Consulting Group Advisory Services LLC (the “Manager”), a limited liability company organized and existing under the laws of the State of Delaware, and Artisan Partners Limited Partnership (the “Adviser”), a limited partnership organized and existing under the laws of the State of Delaware.

WHEREAS, the Manager entered into a Management Agreement dated as of October 28, 2009 (the “Management Agreement”) with Consulting Group Capital Markets Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions (each a “Portfolio”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, this Agreement replaces a prior investment advisory agreement that terminated because of a change of control of the Adviser;

WHEREAS, the Manager desires to retain the Adviser to assist it in the provision of a continuous investment program for that portion of the assets of the Portfolio listed on Appendix A which the Manager may from time to time assign to the Adviser (the “Allocated Assets”) and the Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Manager hereby retains the Adviser to act as investment adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall manage the investments of the Allocated Assets in accordance with the Portfolio’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Manager may institute. The Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Manager agrees to deliver to Adviser any amendments or supplements to the Trust’s Prospectus and Statement of Additional Information that contain changes that pertain to the Adviser prior to the effectiveness thereof (or as soon as reasonably practicable thereafter) and Manager acknowledges that Adviser reserves the right to terminate its engagement hereunder upon written notice in the event Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with the Portfolio’s investment objective, policies and restrictions as provided therein.

B. ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Adviser shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and Prospectus and with the written instructions and directions of the Board and the Manager. The Adviser hereby agrees to:

(i)	regularly report to the Board and the Manager (in such form and frequency as the Manager and Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	upon request, consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)	upon request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Adviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the portfolios the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Assets; and

(iv)	review schedules of the Allocated Assets periodically provided to the Adviser by the Manager and promptly confirm to the Manager the concurrence of the Adviser’s records with such schedules.

C. EXPENSES. The Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph

D below. All other expenses to be incurred in the operation of the Portfolio will be borne by the Trust, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. The Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of the Portfolio, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio and/or other accounts over which the Adviser exercises investment discretion. Except as permitted by Rule 17a-10 under the 1940 Act, Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Manager or with any other adviser to the Portfolio, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. Adviser will provide to Manager a list of its affiliated broker-dealers, as such may be amended from time to time. Manager will provide to Adviser a list of its affiliated broker-dealers and of those of each other adviser to the Portfolio.

E. AGGREGATION OF ORDERS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Adviser, the Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager recognizes that, in some cases, the Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Portfolio’s or the Manager’s request, provided, however, that Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Adviser has no responsibility for the maintenance of the records of the Portfolio, except for those related to the Allocated Assets.

G. ADVISER COMPLIANCE RESPONSIBILITIES. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Adviser has agreed to perform the services specified in this Agreement, the Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Manager or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Adviser shall not be responsible for the Portfolio being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Manager or Trust’s Administrator shall promptly provide the Adviser with copies of the Trust Agreement, the Trust’s By-Laws, the Prospectus and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Manager to evidence Adviser’s compliance with such Prospectus, policies or procedures.

H. PROXY VOTING. The Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the economic interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. The Manager shall cause to be forwarded to Adviser or its designee all proxy solicitation materials that Manager receives. Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Adviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable request, Adviser shall provide the Manager with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Adviser will also provide an annual certification, in a form reasonably acceptable to Manager, attesting, to the best of the Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

I. USE OF NAMES. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Manager or any of its affiliates in material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission. The Manager shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the

Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission.

J. OTHER ADVISERS. With respect to any Portfolio, (i) the Adviser will not consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Portfolio in securities or other assets; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.

K. PORTFOLIO HOLDINGS. The Adviser will not disclose, in any manner whatsoever, any list of securities held by the Portfolio, except in accordance with the Portfolio’s portfolio holdings disclosure policy.

3. COMPENSATION OF ADVISER. The Manager will pay the Adviser, with respect to each Portfolio on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. The Manager will use its best efforts to cause the monthly payment to be made to the Adviser approximately on or about the same date upon which the Trust pays the Manager its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Adviser of its duties hereunder; provided however that the Manager will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement

B. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Manager for Losses resulting from the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Adviser to the Manager with respect to the Allocated Assets are not to be deemed to be exclusive, and the Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Manager acknowledges that Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. Adviser maintains a policy of errors and omissions insurance with aggregate coverage per loss of Twenty-Five Million Dollars ($25,000,000) and maintains a fidelity bond with aggregate coverage per loss of Seven Million Five Hundred Thousand Dollars ($7,500,000). Adviser shall promptly notify Manager of any reduction to or termination of said coverage.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. In the event disclosure is required or requested as set forth above, the disclosing party will, to the extent reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the other party to allow such party an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the disclosing party reasonably believes the request for disclosure is pursuant to a routine regulatory examination. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for a period of one year from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Portfolio’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has provided the information about itself set forth in the Prospectus and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that the Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Adviser further agrees to inform the Manager and the Trust’s Administrator promptly if the Adviser Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics. On at least an annual basis, the Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager that the Adviser and its Access Persons have complied with the Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Adviser has identified to the Manager a material violation that has occurred with respect to the Allocated Assets, the Adviser agrees to promptly provide to the Manager such information as the Manager may reasonably request in connection therewith.

C. Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Adviser, its employees, officers and agents. Upon reasonable request, Adviser shall provide the Manager with access to the records relating to such policies and procedures as they relate to the Allocated Assets. Adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form reasonably acceptable to the Manager, attesting to such written policies and procedures.

D. The Adviser has provided the Manager and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Manager. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Adviser confirms that neither it nor its general partner is an affiliated person as defined in the 1940 Act of: (i) the Manager; (ii) Morgan Stanley Smith Barney LLC, the distributor for the Trust; or (iii) any trustee or officer of the Trust.

11. PROVISION OF CERTAIN INFORMATION BY ADVISER. The Adviser will promptly notify the Manager (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or, to the best of Adviser’s knowledge, has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Assets and the Adviser’s provision of portfolio management services hereunder), Adviser will provide reasonable assistance to the Trust in connection with the Trusts’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Adviser agrees to (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Assets and the Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its Chief Compliance Officer (or his/her designee); (iv) upon request, provide the Trust’s chief compliance officer with periodic reports and (v) promptly provide notice of any material compliance matters. Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Trust’s periodic reports on Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Trust’s Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) in certifying the Trust’s periodic reports on Form N-CSR, in a form reasonably satisfactory to the Trust.

12. PROVISION OF CERTAIN INFORMATION BY THE MANAGER. The Manager will promptly notify the Adviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or, to the knowledge of the Manager, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. LIMITATION OF LIABILITY. The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.

15. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Adviser will notify the Manager of any change of control of the Adviser, as such term is defined in the Advisers Act. The Adviser will notify Manager of any change in the membership of the Adviser within a reasonable time after any such change. Delivery of the Adviser’s Disclosure Statement consisting of Part II of the Adviser’s Form ADV shall be deemed to satisfy this notification requirement. In addition, the Adviser will notify the Manager of any changes in the portfolio manager(s) of the Allocated Assets or the Adviser’s Principal Executive Officer, Principal Financial Officer or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to Manager shall be sent to:

The Consulting Group

c/o Consulting Group Advisory Services LLC

2000 Westchester Avenue

Purchase, NY 10057

Fax: (201) 604-2178

Attention: General Counsel

All notices to Adviser shall be sent to:

Artisan Partners Limited Partnership

Attention: General Counsel

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Fax: (414) 390-6139

G. DELIVERY OF FORM ADV. The Manager acknowledges receipt of the Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER:

CONSULTING GROUP ADVISORY SERVICES LLC

By:	/s/ Donna Marley
Name: Donna Marley
Title: Chief Compliance Officer

THE ADVISER:

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ Sarah A. Johnson
Name: Sarah A. Johnson
Title: Vice President and Secretary

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